UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2009

ClearPoint Business Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51200	30-0429020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(215) 997-7710

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in ClearPoint Business Resources, Inc.’s (the “Company”) filings with the Securities and Exchange Commission, on April 25, 2008, Alliance Consulting Group Associates, Inc. (“Alliance”) filed a complaint in the Court of Common Pleas (Montgomery County, Pennsylvania), against ClearPoint Resources, Inc., the Company’s wholly-owned subsidiary (“CPR”), alleging that CPR failed to honor certain of its contractual obligations to pay Alliance for services rendered under a Professional Services Master Agreement, dated June 18, 2007.  Namely, Alliance alleged that CPR had failed to pay approximately $600,000.

On September 17, 2009, CPR and Alliance Global Services, LLC, as successor to Alliance, entered into a Settlement Agreement and Release of Claims (the “Settlement Agreement”).  Pursuant to the Settlement Agreement, CPR paid $50,000 to Alliance and agreed to pay Alliance an aggregate of $150,000 in 24 equal monthly installments beginning on April 15, 2010.  In the event CPR fails to make any payment due under the Settlement Agreement, Alliance may, after providing CPR with prior written notice and five business days’ opportunity to cure, confess judgment against CPR in the amount of $300,000.

The Settlement Agreement also includes various other provisions customary for an agreement of this nature. The foregoing is a summary of the material provisions of the Settlement Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to Settlement Agreement, attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1
Settlement Agreement & Release of Claims dated September 17, 2009 by and between Alliance Global Services, LLC, as successor to Alliance Consulting Group Associates, Inc., and ClearPoint Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 23, 2009

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name: Michael Traina
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Settlement Agreement & Release of Claims dated September 17, 2009 by and between Alliance Global Services, LLC, as successor to Alliance Consulting Group Associates, Inc., and ClearPoint Resources, Inc.